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                                                                    EXHIBIT 10.9


                 [FIRST AMERICAN BANK OF PENSACOLA LETTERHEAD]




October 15, 1998



Southwind Development, LLC
Attn: Julian B. MacQueen
113 Bay Bridge Drive
Gulf Breeze, FL 32561

Re: Loan #70123501

Dear Mr. MacQueen:

As you are aware the above referenced loan matured on October 12, 1998. We are extending the Loan and will forbear from enforcing the maturity date of the Loan for a period of ninety days; therefore, the Loan will now mature on January 11, 1999. You must continue to make payments under the Loan documents as though the Loan had not matured. Your October 12, 1998 payment in the amount of $35,600.00 is now due and needs to be paid. Please send your check to my attention for correct application to your loan.

All terms and conditions of the Loan documents governing and/or securing the Loan remain in full force and effect and are applicable to this letter except to the extent hereby modified. This forbearance is not a waiver or novation on behalf of First American Bank of Pensacola. No other action, except payment, is required of you in conjunction with this extension. If you have any questions, please contact me immediately.


Sincerely,

/s/ W.E. Bassett

W.E. Bassett
Senior Vice President